Exhibit 99.2

IMI Global

2008 Third Quarter Conference Call Script

Call date: Thursday, November 13, 2008

Call time: 9:30 a.m. Mountain Time

Jay Pfeiffer

Good morning and welcome to IMI Global’s 2008 3rd Quarter financial results conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk.  Specifically, our statements about future revenue, expenses, cash, the Company’s growth strategy, market acceptance of the Company’s products and services, and potential growth and profitability are forward looking statements.  Listeners should not place undue reliance on these statements.  There are many factors that could cause actual results to differ materially from our forward-looking statements.  We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company.

I will now turn the call over to John Saunders, chief executive officer.

John

Thank you, Jay.

Today we announced our second consecutive quarter of profitable growth – including our second consecutive profitable quarter and another quarter of record year-over-year revenue gains.  Given the fairly significant changes we underwent during the third quarter – including the divestiture of CattleNetwork and continued realignment of our overhead and certain aspects of our operations – we are gratified that our core Verification business continued to grow and prosper and drive strong results.  We are particularly pleased that we are achieving these results during a fairly serious economic downturn.  This is a testament both to the superb effort put forth by our staff as well as the value that our new and existing customers see in our industry leading solutions.

I’m going to hand the call over Dannette Boyd, our CFO, for a quick recap of three- and nine-month financial results and will be back in a few minutes for some additional comments on our performance.

Dannette

Good morning everyone.  I want to note that the financial statements referenced in this news release and in our third quarter Form 10-Q – including current periods and year-ago periods – have been adjusted to give effect to our sale of CattleNetwork and two other online businesses.

IMI Global reported net income of $161,000, or $0.01 per basic and diluted share, in the third quarter versus a net loss of $188,000, or $0.01 loss per basic and diluted share, in the same quarter last year.  It was our second consecutive profitable quarter.

Third quarter revenue increased 36% to $597,000 from $438,000 in Q3 last year.  That growth reflected continued strong demand for our USVerified solutions, as evidenced by a 40% increase in that category to $442,000 from $317,000.  Sales of cattle identification tags increased 36% to $148,000 from $109,000 for the comparative third quarters.

Selling, general and administrative expense in Q3 declined 17% year over year to $391,000 from $472,000 as we continued to focus on lean operations.  You’ll also notice within our operating expenses a line item reflecting a $367,000 one-time gain on sale related to the divestiture.

Our second straight profitable quarter raised our year-to-date net income to $143,000, or $0.01 per basic and diluted share, compared with a net loss of $688,000, or $0.03 loss per basic and diluted share, in the same period last year.  That represents an $830,000 positive swing on the bottom line for the comparative nine-month year-to-date periods.

We also had impressive revenue gains for the year-to-date period.  Total revenue increased 56% to $1.8 million from $1.1 million in the same period last year.  Similarly, USVerified solutions revenue grew by 57% to $1.5 million from $933,000 year over year.  Hardware sales for the comparative nine-month periods increased 35% to $253,000 from $188,000.

Sales, general and administrative expense through nine months declined by 24% to $1.1 million from $1.5 million, again reflecting our commitment to keep costs in line with our profitability goals.

With that, I’ll turn the call over to John…

John Saunders

Thank you, Dannette.

As most of you are aware, early in the third quarter we sold CattleNetwork, CattleStore and AgNetwork to Vance Publishing, a leader in print and electronic media in the agriculture industry.  We look at this transaction as a transforming event for IMI Global for a couple of basic reasons.

•                  First, it enables us to focus virtually all of our resources on our core verification solutions, which is really where we think the growth is going to be over the next 10 years.  Without the distraction of managing what amounted to three distinct business models, we are able to bring all of our resources to bear on the one model that has the most potential to give our shareholders a solid return on their investment.

•                  Second, due to the nature of the transaction with Vance Publishing – which includes long term advertising credits over the next three years – we have forged a powerful marketing partnership with an industry leader.  Specifically, Vance has numerous publications, websites and newsletters that cater to the very markets that we are pursuing, giving us tremendous exposure to a wide range of potential customers for our solutions.  As an aside, we also retain Vance as an ongoing customer for network support.

•                  And finally, for our online businesses we received $800,000 in cash, which provided critical growth capital, significantly improved our balance sheet and allowed us to retire approximately $450,000 of debt.

As we have mentioned, our core verification solutions revenue continues to grow aggressively on a year-over-year basis.  We are continually enhancing and updating these solutions to ensure that our producer, feed yard and packer customers continue to receive the finest value added services available in the marketplace.  Additionally, we are layering on new products and services that we either develop internally or acquire through partnerships with third parties.  Most prominent among the latter is our Born & Raised in the USA® initiative.

For those of you who may be new to IMI Global, Born & Raised in the USA is a labeling program that helps producers, packers and retailers comply with with country of origin labeling (COOL) as prescribed by the 2008 Farm Bill.  COOL is being phased in as we speak and soon ALL retailers of meat products in the United States must display country of origin labeling on their products.  Our partner in this project has registered trademarks on the distinctive American flag logo that reads “Born & Raised in the USA” with separate versions for beef, pork, poultry, lamb, fish and game.  As the exclusive marketer for this label in the U.S., IMI Global is well positioned to benefit from this program.

Today we are pleased to announce that one of our significant customers, Premium Protein Products, is in the process of signing a 5-year license for the Born & Raised in the USA program.

We remain very focused on our strategic priorities, which include:

•                  Continuing to sign up new producers, packer and feedyard customers for our USVerified solutions; and continuing the keep our solutions portfolio fresh and updated.

•                  Successfully roll out Born & Raised in the USA and establish that brand as the defacto industry standard.

•                  Maintain lean operations to maximize profitability and insulate the Company against what may very well be an extended economic downturn.

In conclusion, I want to mention a couple of important events that took place during the third quarter.  First, Leann Saunders, a co-founder of IMI Global and the key player in the development and implementation of our USVerified solution, was promoted to the position of President of IMI.  This move is probably long overdue and on behalf of everyone at IMI Global I want to congratulate Leann.  The second thing I wanted to mention is the fact that IMI Global was recently named to the Livestock Market Digest’s “Digest 25” list of 25 businesses and individuals making a difference in the American livestock industry.  While the Digest 25 may not be as famous as the Letterman Top 10 list, it is a very big deal in our industry and, to echo my earlier comment, is a testament to the influence that our staff and our solutions are having on the industry.

I want to thank you for joining the call today and for supporting IMI Global.  We look forward to updating you on our progress in our next conference call.

Operator, you can open the call to questions…

Question regarding Sarbanes Oxley to IMI Global: While SOX404 has been delayed for one year for small business; we do not expect the impact of adoption to have a significant effect on our company as we currently have our controls documented and regularly test those controls.